Exhibit 5(b)

[PWSP Letterhead]

February 26, 2015
Avista Corporation
1411 East Mission Avenue
Spokane, Washington 99202

Re:	Registration Statement on Form S-8
Ladies and Gentlemen:
We, together with Marian M. Durkin, Esq., a Senior Vice President, the General Counsel and the Chief Compliance Officer of Avista Corporation, a Washington corporation (the “Company”), are acting as counsel to the Company in connection with Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-33790) (as so amended, the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of 1,500,000 shares of common stock, without par value (“Common Stock”), to be offered and sold pursuant to the Company’s Investment and Employee Stock Ownership Plan (the “Plan”). Of such shares initially so registered, 376,299 shares remain unsold (the “Offered Shares”).
We have reviewed and are familiar with the Registration Statement and such corporate proceedings and other matters as we have deemed necessary for the opinion expressed in this letter. In such review, we have assumed that the signatures on all documents examined by us are genuine.
On the basis of the assumptions and subject to the qualifications and limitations set forth herein, we are of the opinion that, when any Offered Shares that constitute authorized but previously unissued shares of Common Stock have been issued and delivered by the Company under the Plan in the manner contemplated by the Registration Statement and in accordance with the authorization of the Board of Directors of the Company, such Offered Shares will be legally issued, fully paid and nonassessable.
In connection with the opinion expressed above, we have assumed that (a) at or prior to the time of the sale and delivery of any Offered Shares, the Registration Statement and any amendments thereto will be effective under the Act, (b) the authorization of such Offered Shares will not have been modified or rescinded by the Board of Directors of the Company, (c) there will not have occurred any change in law affecting the validity of such Offered Shares and (d) to the extent any Offered Shares are required to be certificated, certificates representing such Offered Shares will be duly executed by the Company and countersigned by the Company’s transfer agent. We express no opinion as to any Offered Shares that are not originally issued for delivery under the Plan.

501515666v2

Avista Corporation
February 26, 2015

Our opinion set forth in this letter is limited to the Washington Business Corporation Act, as in effect on the date hereof, and we express no opinion as to any other law or the law of any other jurisdiction. We have relied upon the opinions expressed or otherwise encompassed in the letter dated the date hereof delivered to you by Marian M. Durkin, Esq., which is being filed as Exhibit 5(a) to the Registration Statement, subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such letter.
We hereby consent to the filing of this opinion letter as Exhibit 5(b) to the Registration Statement and to the use of our name under Item 3 in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ Pillsbury Winthrop Shaw Pittman LLP

501515666v2